Exhibit 99.2

News Release

Superior Appoints Deven Petito

to its Board of Directors

SOUTHFIELD, MICHIGAN – January 11, 2024 – Superior Industries International, Inc. (“Superior” or the “Company”) (NYSE:SUP) today announced the appointment of Deven Petito to its Board of Directors as an independent director, effective as of January 11, 2024. With the addition of Mr. Petito, the Board will be comprised of nine directors, eight of whom are independent.

Tim McQuay, Chairman of the Board of Superior, commented, “We are pleased to welcome Deven to Superior’s Board of Directors. Deven brings a broad range of financial and capital markets experience, as well as valuable perspective as the designee of one of our largest shareholders. We look forward to benefiting from his insights as we advance our strategy and generate long-term value for our shareholders.”

Mr. Petito is a Management Committee Director of Mill Road Capital Management LLC, where he has worked since 2014. Mill Road Capital Management is an investment firm that manages multiple funds with approximately $1.0 billion of assets under management. The firm focuses on investing in, and partnering with, small publicly traded companies in the U.S. and Canada. Mr. Petito is responsible for leading public equity and private equity investments for Mill Road’s funds. Before joining Mill Road, Mr. Petito began his investing career in the private equity group at Kohlberg Kravis Roberts & Co. (KKR). Prior to KKR, Mr. Petito worked at Morgan Stanley in the firm’s investment banking division. Mr. Petito holds an AB in Economics from Princeton University and an MBA from Harvard Business School.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates with customers to design, engineer, and manufacture a wide variety of innovative and high quality products utilizing the latest light weighting and finishing technologies. Superior also maintains leading aftermarket brands ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange. For more information, please visit www.supind.com.

Contact:

Superior Investor Relations:

(248) 234-7104

Investor.Relations@supind.com